UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2007

CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation or
organization)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On February 12, 2007, director Dennis P. Lockhart informed the company that he has decided, due to his recent appointment as President and Chief Executive Officer of the Federal Reserve Bank of Atlanta, to resign from the company’s Board of Directors. The effective date of Mr. Lockhart’s resignation has not yet been determined.
Item 8.01. Other Events.
DISCLOSURES RELATING TO CERTAIN COMPANY POLICIES
     The following discussion of certain of our operating and investment policies as a real estate investment trust, or REIT, and discussion of our direct real estate portfolio should be read in conjunction with, and is qualified by, disclosures contained in annual, quarterly and current reports we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Operating Policies
  Policies Regarding Certain Activities
  Funding Strategy
     Our overall funding strategy emphasizes diverse sources of financing including both secured and unsecured financings. We intend to increase our percentage of unsecured debt over time through both unsecured credit facilities and unsecured term debt. Fitch Ratings issued an investment grade rating to our senior unsecured debt during 2005. As we continue to grow, we hope to obtain investment grade ratings from other rating agencies and to improve these ratings over time. As our ratings improve, we would plan to issue more unsecured debt relative to the amount of our secured debt. We intend to maintain prudent levels of leverage and currently expect our debt to equity ratio on our commercial lending portfolio to remain below 5x.
  Credit Facilities
     We currently have seven credit facilities, six of which were secured and one of which was unsecured, with a total of 20 financial institutions that we primarily use to fund our loans and for general corporate purposes. To date, many loans have been held, or warehoused, in our secured credit facilities until we complete a term debt securitization transaction in which we securitize a pool of loans from these facilities.
  Subordinated Debt
     We have issued seven tranches of junior subordinated debt to statutory trusts (“Trusts”) formed for the purpose of issuing preferred securities to outside investors, which we refer to as trust preferred securities (“TPS”). We generally retain common securities representing 3% of the total capital issued by the Trusts. Of our seven completed junior subordinated debt transactions, four bear interest at a floating interest rate and three bear fixed interest rates for a specified period and then bear interest at a floating interest rate until maturity. The terms of the junior subordinated debt issued to the Trusts and the TPS issued by the Trusts are substantially identical. The Trusts are wholly owned indirect subsidiaries of CapitalSource.
  Investment Guidelines
  We follow the following investment policies in carrying out our business operations:
•	no investment will be made that would cause us to fail to qualify as a REIT;

•	no investment will be made that would cause us to be regulated as an investment company under the Investment Company Act;

•	we expect to continue to make our direct real estate investments in properties leased on a triple-net basis to unaffiliated operators, and view these direct real estate investment transactions as alternatives to the first mortgages we provide on commercial real estate, each of which is a source of current income for us;

•	we generally operate and finance our direct real estate investments through mortgage debt or unsecured borrowings, as described in our Exchange Act filings, although we have in the past and may in the future use equity as consideration for these investments; and

•	we do not set a specific limit on the amount or percentage of our assets that may be invested in a specific property.
     These investment guidelines may be changed by our management or board of directors without the approval of our shareholders.
  Hedging Activity
  Commercial Lending and Investment Segment
     We use interest rate swaps to economically hedge the risk of changes in fair value of certain fixed rate loans. We also enter into additional basis swap agreements to economically hedge basis risk between our LIBOR-based term debt and the prime-based loans pledged as collateral for that debt. These interest rate swaps modify our exposure to interest rate risk by synthetically converting fixed rate and prime rate loans to one-month LIBOR. Additionally, we use interest rate caps to economically hedge loans with embedded interest rate caps that are pledged as collateral for our term debt. Our interest rate hedging activities partially protect us from the risk that interest collected under fixed-rate and prime rate loans will not be sufficient to service the interest due under the one-month LIBOR-based term debt.
     We also use interest rate swaps to hedge the variability of cash flows in interest payments for subordinated debt underlying certain of our securities issuances. We also use interest rate swaps to economically hedge changes in the fair value of certain of our fixed rate loans, which are not pledged to our term debt, and fixed rate investments.
     We have also entered into forward exchange contracts to economically hedge anticipated loan syndications and foreign currency-denominated loans we originate against foreign currency fluctuations. These forward exchange contracts provide for a fixed exchange rate which has the effect of locking in the anticipated cash flows to be received from the loan syndication and the foreign currency-denominated loans.
  Residential Mortgage Investment Segment
     In connection with our residential mortgage investments and related financings, we follow a risk management program designed to mitigate the risk of changes in fair value of our residential mortgage investments due to shifts in interest rates. Specifically, we seek to eliminate the effective duration gap associated with our assets and liabilities. To accomplish this objective, we use a variety of derivative instruments such as interest rate swaps, interest rate caps, swaptions and Euro dollar futures contracts. These derivative transactions convert the short-term financing of our repurchase agreements to term financing matched to the expected duration of our residential mortgage investments.
     To the extent necessary and based on established risk criteria, we will adjust the mix of financing and hedges as market conditions and asset performance evolves to maintain a close alignment between our assets and our liabilities. In addition, we have contracted with an external investment advisor, BlackRock Financial Management, Inc., to provide analytical, risk management and other advisory services in connection with interest rate risk management on this portfolio.
  Disposition Policies
     We will evaluate our assets on a regular basis to determine if they continue to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell our investments opportunistically and use the proceeds of any such sale for debt reduction, additional investments or working capital purposes.
  Equity Capital Policies

     Subject to applicable law, our board of directors has the authority, without further shareholder approval, to issue additional authorized shares of common and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate. We have in the past, and may in the future, issue additional equity interests in connection with acquisitions of assets including direct real estate investments.
     We may, under certain circumstances, repurchase our common shares in private transactions with our shareholders if those purchases are approved by our board of directors. At this time, we do not have a policy or program for the repurchase of our common shares, but have in the past, and may from time to time in the future, acquire shares from our employees as payment by them of applicable statutory minimum withholding taxes owed upon vesting of restricted stock granted under our equity incentive plan.
  Other Policies
     We intend to operate in a manner that will not subject us to regulation under the Investment Company Act.
     We may invest in the securities of other issuers for the purpose of exercising control, but we do not plan to underwrite the securities of other issuers.
  Future Revisions in Policies and Strategies
     Our board of directors and management regularly review and may in the future modify or waive our investment guidelines, policies and strategies. Among other factors, developments in the market that either affect the policies and strategies mentioned herein or that change our assessment of the market may cause our board of directors or management to revise our investment guidelines, policies and strategies.
REAL ESTATE HOLDINGS
Direct Real Estate Investments
  During 2006, we began acquiring real estate for investment purposes. These real estate investments primarily consist of skilled nursing facilities. We own fee simple to our properties and lease each of them to clients through long-term, triple-net operating leases. We believe that all of our properties are adequately covered by insurance. We had $265.1 million in direct real estate investments as of September 30, 2006, which consisted of land, buildings and furniture.

     The following table shows our direct real estate investment properties as of September 30, 2006:

	Number of
Facility Location	Facilities	Capacity (1)	Investment (2)
			($ in thousands)
Long-Term Acute Care Facilities:
Florida	1	185	$7,155
Nevada	1	61	3,004

	2	246	10,159

Skilled Nursing Facilities:
Florida	36	4,445	178,969
Nevada	3	407	20,786
Pennsylvania	2	354	17,077
Texas	4	670	29,810
Wisconsin	2	240	7,016

	47	6,116	253,658

Assisted Living Facilities:
Florida	1	70	1,285

	1	70	1,285

Total Owned Properties	50	6,432	$265,102

(1)	Assisted Living and Long-Term Acute Care facilities are apartment-like facilities and, therefore, expressed capacity is stated in units (studio, one or two bedroom apartments). Skilled nursing facilities are measured by licensed bed count.

(2)	Investment for owned properties represents the acquisition costs of the assets less any related accumulated depreciation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The Company is filing a description of the material U.S. federal income tax considerations relating to the taxation of the Company as a real estate investment trust for federal income tax purposes and the purchase, ownership and disposition of the Company’s common stock. This description replaces and supersedes prior descriptions of the material federal income tax treatment of the Company and its stockholders to the extent that they are inconsistent with the description contained in this Current Report on Form 8-K.
Introduction
     We intend to elect to be treated as a real estate investment trust, or REIT, for our 2006 taxable year. The following discussion describes the material United States federal income tax considerations expected to apply to us and our stockholders as a result of our future election to be treated as a REIT. As used in this discussion, the terms “the Company,” “our company,” “we,” “us,” “our” and “ours” refer solely to CapitalSource Inc. and not to its subsidiaries, except where the context indicates otherwise. Because this is a general summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our common stock after we elect to be treated as a REIT, it may not contain all the information that may be important to you, and it does not address the tax considerations of owning our common stock prior to our REIT election. As you review this discussion, you should keep in mind that:
•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:
•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or the Code,

•	holding shares of our common stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding our shares of common stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our common stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.
     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to the IRS interpretations and practices includes the IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. Even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. The discussion below is based in part upon the American Jobs Creation Act (the “Jobs Act”) which was enacted into law in October 2004, the Gulf Opportunity Zone Act of 2005 (the “GOZ Act”), and the Tax Increase and Prevention Act of 2005 (“TIPRA,” and together with the GOZ Act and the Jobs Act, the “Acts”). As with all new legislation, there is some uncertainty as to the application of several provisions included in the Acts. In addition, some provisions of this law require the IRS to issue certain substantive and procedural guidance that has not yet been issued. We cannot provide any assurance that administrative guidance issued after the date hereof will be consistent with our expectations or interpretations of the matters discussed herein.
     You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of shares of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our shares of common stock and potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.
Taxation of the Company as a REIT
     General. Our board of directors has authorized us to elect, and we intend to elect, REIT status for federal income tax purposes for 2006. We will make this election on our U.S. federal income tax return for 2006, which is not yet due. To qualify as a REIT, we have transferred substantially all our non-qualifying REIT assets to one or more taxable REIT subsidiaries, or TRSs, (and may transfer additional non-qualifying REIT assets to our taxable REIT subsidiaries in the future) and have acquired and expect to acquire a significant amount of additional REIT qualifying real estate assets. We have been organized and have intended to operate in such a manner as to qualify for taxation as a REIT for 2006, and we believe we have satisfied the requirements necessary to qualify as a REIT for 2006.

     Our continuing qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will continue to satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “— Failure to Qualify as a REIT.”
     The sections of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code, provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.
     Regular domestic corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their net taxable income, and stockholders of regular domestic corporations are subject to tax on dividends that they receive. In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net taxable income that is distributed currently to our stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, stockholders of regular domestic corporations that are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.
     While as a REIT we generally will not be subject to federal corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal taxes as follows:
     (1) We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;
     (2) Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments;

     (3) If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying for the 75% REIT income test, this tax is not applicable. In general, foreclosure property is property we acquire as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property;
     (4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;
     (5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability;
     (6) We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was imposed, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of:
•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior taxable years;
     (7) We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder (as defined below) would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. stockholder in our shares of common stock;
     (8) We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a TRS, if certain arrangements among us, our TRS, and/or any tenants of ours, as further described below, are not comparable to similar arrangements among unrelated parties;
     (9) Under certain REIT savings provisions of the Code, we may be subject to a tax if we fail specified asset tests;

     (10) If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income test or an asset test described in paragraph 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure;
     (11) If we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares of common stock, and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty;
     (12) We will be liable for federal corporate income tax, at the highest applicable corporate rate, on any “built-in gain” that exists with respect to those assets that we have acquired and will acquire in a tax-deferred or carryover basis transaction from a regular corporation. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset (or are deemed to acquire the asset for purposes of this rule). This tax would apply to the “built-in gain” in all of the assets that we owned on December 31, 2005 including stock in our TRSs if we dispose of those assets prior to January 1, 2016, in a taxable transaction. The repayment of a loan at maturity would not be a taxable disposition for federal income tax purposes. A similar rule would apply to any assets we acquire in a tax-deferred or carryover basis transaction from a regular corporation (including, for example, if we were to liquidate a TRS) in the future. For a discussion of the tax treatment of dividends paid by us attributable to any taxable built-in gains that we may recognize in the future, see “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income;” and
     (13) If we own a residual interest in either a REMIC or taxable mortgage pool, or TMP, we will pay tax at the highest corporate rate on the amount of any excess inclusion income from those residual interests (or that is allocated to us from a REIT in which we own an interest) to the extent that such excess inclusion income would be allocable to any of our stockholders that are “disqualified organizations.” For a discussion of excess inclusion income, see “— Taxation of the Company as a REIT — Excess Inclusion Income” below.
     Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, (b) our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes, and (c) we and our subsidiaries may have to pay certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our TRSs is subject to U.S. federal corporate income tax and all applicable non-U.S., state and local taxes on its net income and operations.
     Requirements for Qualification As a REIT. The Code defines a REIT as a corporation, trust or association —
     (1) that is managed by one or more trustees or directors;

     (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;
     (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
     (4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;
     (5) the beneficial ownership of which is held by 100 or more persons;
     (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;
     (7) that makes an election to be taxed as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated;
     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder;
     (9) that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and
     (10) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
     Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not need to be met for our first REIT year (currently expected to be the taxable year ending December 31, 2006). For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We expect that we will have outstanding shares of common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6).
     Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more, by value, of the outstanding shares of these entities. We have adopted ownership and transfer restrictions to assist us with our qualification as a REIT. Further, we will be treated as having met the requirements of (6) above, so long as we do not know, and upon the exercise of reasonable diligence would not have known, of ownership by stockholders in violation of this requirement, provided that we comply with Treasury Regulations that require us to send annual letters to our stockholders of record inquiring about the ownership of our stock. We intend to comply with the annual letters requirement and to regularly monitor securities filings by our significant stockholders.
     Non-REIT Earnings and Profits. A REIT will not qualify as a REIT if it has at the end of any taxable year any undistributed earnings and profits, or E&P, that are attributable to a non-REIT “C” corporation taxable year, which, in our case, includes all of our undistributed E&P from the time of our incorporation (including all E&P to which we succeeded in connection with our incorporation transactions in 2003) through December 31, 2005, assuming our REIT election is effective for 2006. Accordingly, although we had until December 31, 2006 to distribute such E&P, we made a dividend distribution to stockholders on January 25, 2006, to eliminate all or substantially all of our non-REIT E&P. However, the computation of E&P is highly technical and complex and, although we believe that we will be able to calculate our E&P accurately, there can be no assurance that we have distributed all of our non-REIT E&P prior to December 31, 2006. If the IRS were to successfully assert that we did not distribute all of our non-REIT E&P prior to December 31, 2006, we could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute any remaining non-REIT E&P. The deficiency dividend procedures would require us to make a dividend distribution to stockholders in addition to the regularly required REIT distributions within 90 days of the determination, and to file a claim for a dividend paid deduction within 120 days of the determination. In addition, we would have to pay to the IRS interest on the non-REIT E&P not distributed prior to the end of 2006.
     Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS will not itself be subject to federal corporate income taxation, although it may be subject to state and local taxation in some jurisdictions.
     Taxable REIT Subsidiaries. A “taxable REIT subsidiary,” or TRS, is an entity that is taxable as a regular corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a TRS under Section 856(l) of the Code. A TRS also includes any entity that is taxable as a regular corporation in which the electing TRS owns, directly or indirectly, securities representing more than 35% of the vote or value of the entity. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.
     Unlike a QRS, the income and assets of our TRSs are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Rather, for REIT asset and income testing purposes, we take into account our interest in a TRS’ securities and the income and gain we derive therefrom. A TRS can engage in activities or hold assets that could not be performed or held directly by the REIT or partnership subsidiaries of the REIT without affecting REIT compliance, such as engaging in the active business of originating, holding and selling non-real estate loans. However, certain restrictions will be imposed on our ability to own, and our dealings with, TRSs. These restrictions are intended to ensure that TRSs comprise a limited amount of our business (the securities of our TRSs cannot comprise more than 20% of our total assets) and that TRSs remain subject to an appropriate level of federal income taxation. These restrictions are discussed in detail under “— Requirements for Qualification As a REIT— Income Tests,” “— Requirements for Qualification As a REIT— Asset Tests,” and “— Requirements for Qualification As a REIT— Tax Aspects of Our Investments in Taxable REIT Subsidiaries” below.
     Income Tests. To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from some types of temporary investments. Income qualifying for the 75% gross income test generally includes:
•	rents from real property,

•	interest on debt secured by mortgages on real property or on interests in real property,

•	dividends or other distributions on, and gain from the sale of, shares in other REITs,

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers,

•	amounts received in consideration for entering into an agreement to make a loan secured by real property or on interests in real property, or to purchase or lease real property (including interests in real property and interests in mortgages in real property) other than amounts the determination of which depends in whole or in part on the income or profit of any person,

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC, and

•	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.
     Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities, in either case, not held for sale to customers.
     Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes. Our allocable share of the income from an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our capital interest in that entity.
     Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
•	an amount that is based on a fixed percentage or percentages of receipts or sales, and

•	an amount that depends in whole or in part on the income or profits of a debtor, to the extent such amount is attributable to qualified rents received by a debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.
     If a loan contains a shared appreciation feature (generally, a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date), the income attributable to the shared appreciation feature will be treated as gain from the sale of the property that is securing the loan for purposes of the gross income tests and the prohibited transactions tax rules.
     Interest, original issue discount and market discount on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.
     Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, or CMOs, generally will not be qualifying income for purposes of the 75% gross income test, since such individual CMOs generally are not considered directly secured by interests in real property. However, the interest income such instruments generate may nonetheless qualify for purposes of the 95% gross income test.
     We hold loans that are secured by mortgage loans. We refer to these loans as our mortgage rediscount loans. Whether income received with respect to a mortgage rediscount loan will be qualifying income for purposes of the 75% gross income test will depend on the facts and circumstances of each such loan. In Revenue Ruling 80-280, the IRS concluded that a loan secured by mortgage loans can qualify as a real estate asset for REIT testing purposes and thus can generate REIT qualifying income if it has certain characteristics noted in that ruling and represents an investment exclusively in mortgage loans. Although such a loan likely will generate qualifying income for purposes of the 75% gross income test, we can give no assurance that our mortgage rediscount loans at all times will generate qualifying income or will be treated as qualifying real estate assets. If income on hypothecation loans does not qualify for the 75% gross income test, it may nonetheless qualify for purposes of the 95% gross income test.
     In the future, we may hold mezzanine loans that are secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. If the mezzanine loans that we hold do not meet all of the requirements for reliance on this safe harbor, there can be no assurance that the IRS will not challenge our characterization of such mezzanine loans.
     Fee Income. We receive various fees in connection with mortgage loans and leasing transactions. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, or to purchase or lease real property, interests in real property and interests in mortgages in real property. Therefore, commitment fees received in connection with such loans will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing the loan or servicing debt instruments issued in securitizations are not qualifying income for purposes of either income test. If these fees are earned by a TRS, then the income from these services will not be included for purposes of our income tests. We have engaged our TRS to provide the services to be performed under those loans and our TRS is entitled to the income related to those services.
     Rents from Real Property. We hold and expect to continue to hold some real property that we lease to commercial tenants either on a triple-net basis or as part of sale and leaseback transactions. Rents we receive under such transactions generally will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above, provided that the following conditions are met:
•	First, the transaction underlying the real property must qualify as a “true lease” for federal income tax purposes. The determination of whether a lease is a true lease for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner; and

•	the extent to which the property owner retains the risk of loss with respect to the property or the potential for economic gain with respect to the property.

•	Second, the amount of rent must not depend in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not fail to be treated as “rents from real property” solely by reason of being dependent on a fixed percentage or percentages of receipts or sales.

•	Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests. An exception applies to a related party that is a TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Fourth, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fifth, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only permitted to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through either an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or a TRS, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as “rents from real property,” but the impermissible tenant service income itself will not qualify as “rents from real property.”
     Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to structure any leases of real property in a manner that would produce non-qualifying income. In addition, we intend to monitor the activities at our properties to ensure that we do not provide services that will cause us to fail to meet the income tests.
     Hedging Transactions. From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
     Qualified Temporary Investment Income. For purposes of the gross income tests, temporary investment income generally constitutes qualifying income for purposes of the 75% gross income test if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations, in stock and debt obligations during the one-year period beginning on the date we receive the new capital.
     Income from Foreclosure Property. If we acquire real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property, and if we make a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income we realize from such property generally will be subject to tax at the maximum federal corporate tax rate, regardless of whether we distribute such income to our stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income test purposes even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. To the extent that income from foreclosure property is otherwise qualifying for the 75% REIT income test, this tax is not applicable.
     Failure to Satisfy the Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the IRS a schedule describing each item of our gross income.
     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.
     Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets, as follows:
     (1) At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt;

     (2) Not more than 25% of our total assets may be represented by securities, other than those described in (1) above;
     (3) Except for securities described in (1) above and securities in TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;
     (4) Except for securities described in (1) above and securities in TRSs, we may not own more than 10% of any one issuer’s outstanding voting securities;
     (5) Except for securities described in (1) above, securities in TRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and
     (6) Not more than 20% of the value of our total assets may be represented by the securities of one or more TRS.
     Our assets for purposes of the asset tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test only, our allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests in such entity and certain other securities issued by such entity.
     For purposes of the asset tests, a regular or residual interest in a REMIC generally is treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning directly our proportionate share of the assets of the REMIC.
     Non-REMIC CMOs generally are not qualifying real estate assets because individual CMOs generally are not considered directly secured by interests in real property.
     Whether a mortgage rediscount loan will be a real estate asset will depend on the facts and circumstances of each case. The IRS has published guidance on the treatment of loans secured by mortgage loans as qualifying real estate assets in Revenue Ruling 80-280. Generally, these guidelines are intended to ensure that such loans represent investments exclusively in mortgage loans. Although a mortgage rediscount loan that fits within the published guidance likely will constitute a real estate asset, there is no assurance that our mortgage rediscount loans will in fact be treated as a real estate asset at all times, or that the IRS will not challenge the qualification of such loans as real estate assets.
     Whether a mezzanine loan secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on a real property, will constitute a qualifying real estate asset will depend on the facts and circumstances. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the treatment of the mezzanine loans as qualifying real estate assets for the REIT asset test purposes.
     Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities we own for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed below; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (generally, obligations to pay rent after the close of the taxable year, other than such agreements with related party tenants); (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS.
     In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding paragraph, (a) any such debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) any such debt instrument that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.
     Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled TRSs, own any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer’s outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a “straight debt” security if either (a) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (b)(i) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and (ii) not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
     With respect to each issuer of securities we currently own or expect to own that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, we believe the value of the securities of such issuer (including unsecured debt but excluding any equity interest if such issuer is a partnership) that we own or we expect to own does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the considerations described above). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.
     After initially meeting the asset tests for our first calendar quarter as a REIT, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.
     Furthermore, the failure to satisfy certain asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure the failure by disposing of sufficient assets to cure the violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the 5% test, the 10% voting securities test, or the 10% value test attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, or for any violation of any of the 75%, 25% and the 20% asset tests, we can avoid disqualification as a REIT if the violation is due to reasonable cause, and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, we must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets. The applicable Treasury Regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.
     We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.
     Annual Distribution Requirements. To qualify as a REIT, we generally must make distributions as dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:
•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.
     Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute as a dividend all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.
     Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed as dividends and amounts retained for which federal income tax was paid if we fail to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.
     We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on the gain. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
     We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. This may be due to differences in timing between the actual receipt of income and the actual payment of deductible expenses and the inclusion of that income and the deduction of those expenses in determining our REIT taxable income. Possible examples of these timing differences include:
•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayment but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have stated redemption price at maturity that is greater than our tax basis in those loans.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.
     Although some non-cash income may be excluded in determining the annual distribution requirement, we will incur corporate income tax and we also may be required to pay the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.
     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.
     Sale/Leaseback Transactions. To the extent that we enter into any sale and leaseback transaction, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property that has leased the property to a tenant or the holder of debt secured by the property. The IRS may take the position that specific sale/leaseback transactions that we have treated as a sale and lease to the seller should be treated as a financing. If a sale/leaseback transaction that we characterized in one way were then recharacterized by the IRS, this could affect our ability to satisfy the REIT income and assets and the REIT distribution requirement for the years for which a sale/leaseback transaction were recharacterized. Therefore, such a recharacterization could cause us to fail to qualify as a REIT. See “— Failure to Qualify as a REIT” below. Moreover, it is possible that some of our sale-leaseback activity with tax-exempt lessees may subject us to certain deduction deferral rules under section 470 of the Code. If the amount of any such deferrals is significant, we will have higher taxable income than anticipated and, accordingly, may not be able to make cash distributions to shareholders in an amount sufficient to eliminate all of our taxable income or meet the REIT distribution requirements.
     Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.
     Failure to Qualify as a REIT. If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “— Requirements for Qualification As a REIT— Asset Tests” and “— Requirements for Qualification As a REIT— Income Tests”), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all of our distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at long-term capital gain rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.
     Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a TMP under the Code if:
•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities;

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets; and

•	the entity is not treated as a REMIC.
     Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.
     Our future financing and securitization arrangements may cause us to be treated as owning an interest in one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, the entity or the applicable portion of the entity is generally treated as a taxable corporation for federal income tax purposes.
     If we own less than all of the equity interests in a TMP or if we own an interest in an entity treated as a partnership for federal income tax purposes that owns an equity interest in a TMP, the TMP would be subject to taxation as a corporation. In addition, owning less than all of the equity interests of a TMP could adversely affect our compliance with the REIT income and asset tests.
     If we or our qualified REIT subsidiary or a disregarded subsidiary owns all of the residual interests in a TMP, however, the TMP will not be treated as a separate corporation that is subject to corporate income tax, and the TMP classification will not directly affect our tax status of the REIT. We and our stockholders will nonetheless be subject to special income recognition rules. See “— Taxation of the Company as a REIT — Excess Inclusion Income” below.

     We intend to monitor the structure of any TMPs in which we acquire an interest to ensure that they will not adversely affect our status as a REIT. As a result, we could be limited in our ability to sell to outside investors debt securities or equity interests in our securitizations. These limitations could preclude us from using certain techniques to maximize our returns from securitization transactions.
     Excess Inclusion Income. If we own a residual interest in a REMIC or all of the interests in a TMP, a portion of our income attributable to the REMIC or TMP, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a TMP over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price at the beginning of the quarter multiplied by (ii) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).
     We will be required to allocate excess inclusion income among our stockholders to the extent that such amounts exceed our real estate investment trust taxable income (our taxable income adjusted for several items including a deduction for dividends paid, and excluding any net capital gain). The IRS has issued, in Notice 2006-97, interim guidance requiring a REIT to, among other things, allocate excess inclusion income to its shareholders in proportion to its dividends paid or deemed paid (as may be the case in connection with deemed dividends on our outstanding convertible debt), and to notify its shareholders that are not “disqualified stockholders” (as defined below) of the amount and character of the excess inclusion income allocated to them. This guidance is intended to set forth only broad principles and, therefore, certain specific issues remain unaddressed. Further, this guidance is intended to be interim only, pending the issuance of further guidance. Accordingly, there can be no assurance as to the specific contents of any further guidance ultimately issued by the IRS.
     To the extent that a stockholder is allocated a portion of our excess inclusion income, such excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would be subject to federal withholding tax at the maximum rate (30%), generally being ineligible for a reduction or elimination of such tax under an applicable income tax treaty, in the hands of foreign stockholders. Although the law on the matter is unclear with regard to TMP interests, to the extent that we allocate any excess inclusion income to certain “disqualified stockholders” that are not subject to federal income taxation notwithstanding the foregoing sentence, we would be subject to tax on such excess inclusion income at the highest tax rate.
     A “disqualified stockholder” includes:
•	the United States,

•	any state or political subdivision of the United States,

•	any foreign government,

•	any international organization,

•	any agency or instrumentality of any of the foregoing,

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and

•	any rural, electrical or telephone cooperative.
     Tax-exempt investors, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our shares of common stock.
     Prohibited Transactions Tax. Any gain realized by us on the sale, which may include taxable disposition of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) we capitalized expenditures on the property in the four years preceding sale that are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.
     While we intend to hold our assets for investment with a view to long-term appreciation, some of the financing techniques we expect to use as part of our investment strategy may result in us recognizing gain for federal income tax purposes, and we cannot provide any assurance that the IRS might not contend such financing techniques resulted in prohibited transactions or that such gains were subject to the 100% penalty tax.
Tax Aspects of Our Investments in Partnerships and Limited Liability Companies
     Generally, a partnership or a limited liability company will be treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes, depending on the number of owners. However, under certain circumstances, a partnership or a limited liability company may nonetheless be treated as an association taxable as a corporation for federal income tax purposes. In particular, a partnership or a limited liability company may be treated as such association if it meets requirements for a “publicly traded partnership” for federal income tax purposes based on the ownership diversification and transferability of its equity interests. Alternatively, a partnership or a limited liability company may affirmatively make an election to be treated as an association taxable as a corporation for federal income tax purposes. If a partnership or limited liability company in which we made an equity investment, and which did not otherwise make an election to be treated as an association taxable as a corporation for federal income tax purposes, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and the REIT income tests. See “— Requirements for Qualification as a REIT — Asset Tests” and “— Requirements for Qualification as a REIT — Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.
     In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income and asset tests based on our capital interest in such entity, but the actual computation of our REIT taxable income will be based on our distributive share of such items determined under the applicable partnership or limited liability company agreement or under the applicable provisions of the Code and the Treasury Regulations thereunder. In addition, to the extent we enter into joint ventures with third parties who contribute properties to such joint ventures on a tax-deferred basis, the allocation of the items of income, gain, loss, deduction and credit may be different from our pro-rata ownership of the joint ventures’ capital.
Tax Aspects of Our Investments in Taxable REIT Subsidiaries
     To the extent we and a corporation make an election to treat such corporation as our TRS, such corporation will not qualify as a REIT and therefore will pay federal, state and local income taxes on its net income at normal corporate rates. To the extent that a TRS of ours pays such taxes, the cash available for distribution to stockholders will be reduced accordingly. However, to the extent that our TRS pays dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income.”

     Certain restrictions are imposed on a TRS to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, our TRS may not deduct interest payments made in any year to us to the extent that such payments exceed, generally, 50% of its adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our TRSs to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for payments to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for any of the safe harbor provisions contained in the Code.
     To the extent that we use a TRS of ours to provide services with respect to our investments or financing (including securitizations) to our tenants or borrowers, we anticipate that any fees paid to the TRS for tenant services will reflect arm’s length rates. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we could be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.
     Our ownership of the securities of TRSs is subject to certain asset tests. These tests restrict the ability of our TRSs to increase the size of their businesses unless the value of our assets increases at a commensurate rate. See “— Requirements for Qualification As a REIT — Asset Tests,” above.
Taxation of Holders of Shares of Our Common Stock
     As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of shares of our common stock described in this discussion that is for United States federal income tax purposes:
     (1) a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;
     (2) a corporation or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;
     (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or
     (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

     In the case of a partnership that holds shares of our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds shares of our common stock, that is not a U.S. stockholder.
Taxation of U.S. Stockholders
 Distributions to Stockholders
     General. As long as we qualify as a REIT, distributions made to taxable U.S. stockholders of our shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or as qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, if we issue preferred shares, our earnings and profits will be allocated first to distributions with respect to the preferred shares and then to the shares of common stock. Corporate stockholders will generally not be eligible for the dividends received deduction with respect to these distributions.
     Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. stockholder’s shares, the distributions will be taxable as capital gain, assuming the shares are a capital asset in the hands of the U.S. stockholder.
     Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and distribute the dividend on or before January 31 of the following year, we will be treated as having paid the portion of the distribution that is treated as a dividend for federal income tax purposes, and the stockholder will be treated as having received such amount, on December 31 of the year in which the dividend was declared.
     Capital Gain Dividends. We may elect to designate distributions attributable to our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their shares. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.
     Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gain in their income. If we make such an election, U.S. stockholders (a) will include in their income as long-term capital gain their proportionate share of such undistributed capital gain and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gain and thereby receive a credit or refund for such amount. A U.S. stockholder will increase its basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

     With respect to U.S. stockholders of our shares who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:
•	a 15% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.
     We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.
     Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.
     Qualified Dividend Income. A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described in (a) through (c) below, and we properly designate it as “qualified dividend income.” Qualified dividend income is taxable to non-corporate U.S. stockholders at long-term capital gain rates, provided that the stockholder has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares of common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
     (a) the qualified dividend income received by us during such taxable year from regular corporations (including our TRSs);
     (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and
     (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.
     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.
     If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the stockholder as capital gain or as qualified dividend income will be indicated to U.S. stockholders on IRS Form 1099-DIV.
     Excess Inclusion Income. If “excess inclusion income” from a TMP or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our REIT taxable income (our taxable income adjusted for several items including a deduction for dividends paid) in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. We expect to have excess inclusion income each year. See “ — Taxation of the Company as a REIT” above.
     Other Tax Considerations. Distributions made by us with respect to our shares of common stock and gain arising from the sale or exchange of our shares of common stock by a U.S. stockholder will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends, capital gain from the disposition of our shares of common stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. The operating or capital losses will be carried over by us for potential offset against our future income, subject to applicable limitations. For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our stockholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.
Sale of Shares of Our Common Stock
     Upon any taxable sale or other disposition of shares of our common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted tax basis in such shares of our common stock for federal income tax purposes.
     Gain or loss will be capital gain or loss if the shares of our common stock have been held by the U.S. stockholder as capital assets. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate holder on the sale of our shares of common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
     In general, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent that the U.S. stockholder previously received distributions from us that were required to be treated by such U.S. stockholder as long-term capital gain.
Taxation of Non-U.S. Stockholders
     Distributions. Distributions with respect to shares of our common stock by us to a non-U.S. stockholder generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits unless (a) the dividend is designated as a capital gain dividend and is not attributable to the disposition of a U.S. real property interest or (b) the dividend is attributable to the disposition of a U.S. real property interest and either (i) our shares of common stock are not regularly traded on an established securities market located in the United States, or (ii) the non-U.S. stockholder owns more than 5% of the class of our common stock with regard to which the distribution is paid at any time during the tax year in which the distribution is received. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is “excess inclusion income.” “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income (our taxable income adjusted for several items including a deduction for dividends paid) in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above. Dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of U.S. stockholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or otherwise deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:
•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
     Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will reduce the non-U.S. stockholder’s adjusted basis in its shares of common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will be treated as gain from the sale of its shares of common stock, the tax treatment of which is described below. See “— Taxation of Non-U.S. Stockholders — Sale of Shares of Our Common Stock.” Distributions to a non-U.S. stockholder that are designated by us as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:
•	such distribution is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
     In addition, distributions attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to a class of shares that is not regularly traded on an established securities market located in the United States or that are paid to a non-U.S. stockholder who owns, at any time during the one year period prior to the time that the distribution is received, more than 5% of the class of shares with regard to which the distribution is paid will be taxed under the Foreign Investment in Real Property Tax Act, or FIRPTA. For a non-U.S. stockholder that is not subject to FIRPTA tax with respect to a capital gain dividend because the non-U.S. stockholder owns 5% or less of our common stock during the relevant period, the dividend will be treated as an ordinary dividend for U.S. federal income tax and withholding purposes. Generally, for purposes of FIRPTA, a loan secured by a mortgage on real property in the United States is not considered a U.S. real property interest. However, a loan which provides for the right to share in the appreciation in the value, or in the gross or net proceeds or profits generated by, U.S. real property is considered a U.S. real property interest. In addition, an equity interest in a “United States real property holding corporation,” or “USRPHC,” is considered a U.S. real property interest. A U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of U.S. real property interests. Given the expected nature of our investments, some of our investments may be considered U.S. real property interests, and amounts we distribute to our non-U.S. stockholders attributable to the gain from the sale or other disposition by us of such assets would be subject to FIRPTA.
     A non-U.S. stockholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described above. We will be required to withhold and remit to the IRS 35% (or such lower amount that may be provided for in Treasury Regulations) of any distribution to non-U.S. stockholders that is either designated as a capital gain dividend, or, if greater, 35% (or such lower amount that may be provided for in Treasury Regulations) of a distribution that could have been designated as a capital gain dividend, whether or not such distribution is attributable to the sale of a U.S. real property interest. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.
Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts which we designate as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax adviser regarding the taxation of such undistributed capital gain.
     Sale of Shares of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our common stock generally would not be subject to U.S. taxation unless:
•	the investment in shares of our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a tax home in the United States or certain other conditions exist, in which case any gain from the sale or exchange of our shares of common stock will be included in determining the individual’s net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•	the shares of our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.
     The shares of our common stock will not constitute a U.S. real property interest if we are not a USRPHC at any time during the applicable testing period. The applicable testing period is the shorter of (a) the period during which the non-U.S. Stockholder is treated as having acquired the interest being disposed or (b) the 5-year period ending on the date of such disposition. As discussed above, given the expected nature of our investments, we do not believe that we have been or are currently a USRPHC, but we cannot provide assurance that we will not be a USRPHC at some time in the future.
     Even if we are a USRPHC, shares of our common stock will not constitute a U.S. real property interest if we are a domestically-controlled qualified investment entity. We will be a domestically-controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. stockholders. We believe that we have been domestically controlled at all times, but we cannot offer any assurance that we have been domestically controlled or that we will be domestically controlled during the testing period that may be applicable to you when you sell our common stock.
     If we were a USRPHC and did not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if:
•	the shares of our common stock are considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding shares of our common stock being sold throughout the shorter of the period during which the non-U.S. stockholder held the shares or the five-year period ending on the date of the sale or exchange.
     If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
Taxation of Tax-Exempt Holders
     Provided that a tax-exempt holder has not held our shares of common stock as “debt financed property” within the meaning of the Code, or has otherwise held or used them in a trade or business, generally, the dividend and interest income from us will not be unrelated business taxable income, or UBTI, to a tax-exempt holder. Similarly, income from the sale of a common share will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Code or has held or used the common share in a trade or business. To the extent, however, that we (or a part of us, or a disregarded subsidiary of ours) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-

exempt stockholder that is allocable to “excess inclusion income” may be subject to tax as UBTI. “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income (our taxable income adjusted for several items including a deduction for dividends paid) in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above. Under recently published IRS guidance, the IRS has taken the position that charitable remainder trusts will not fail to qualify as charitable remainder trusts solely as a result of being allocated excess inclusion income in respect of their interest as shareholders of a REIT. If you are a charitable remainder trust, you should consult with your tax advisor regarding the consequences to you of owning stock in a REIT that will allocate excess inclusion income to you.
     Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares of common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.
     Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
     A REIT is a “pension held REIT” if it meets the following two tests:
     (1) it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and
     (2) either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.
     The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the current estimated ownership of shares of our common stock, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting
     U.S. Stockholders. In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our shares of common stock discussed herein to some holders, unless an exception applies.
     The payor is required to backup withhold tax on such payments (currently at the rate of 28%) if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect.
     In addition, a payor of dividends or interest on our shares of common stock discussed herein will be required to backup withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.
     Some U.S. stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
     The payor will be required to furnish annually to the IRS and to holders of our shares of common stock information relating to the amount of dividends and interest paid on our shares of common stock, and that information reporting may also apply to payments of proceeds from the sale of our shares of common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.
     Non-U.S. Stockholders. Generally, information reporting and backup withholding requirements described above for a U.S. stockholder will apply to a non-U.S. stockholder with respect to distributions on, or the proceeds from the sale of, our shares of common stock.
     The proceeds of a disposition by a non-U.S. stockholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting (but not the backup withholding) generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.
     Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares of common stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.
Sunset of Tax Provisions
     Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our shares of common stock discussed herein.
State and Local Taxes
     We and the holders of shares of our common stock may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of the holders of shares of our common stock may not conform to the federal income tax treatment discussed above. Prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.
Tax Shelter Reporting
     If a holder of shares of our common stock recognizes a loss as a result of a transaction with respect to shares of our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 13, 2007	/s/ Steven A. Museles
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary